Exhibit 23.2

JIMMY C.H. CHEUNG & CO. Certified Public Accountants Members of Kreston International	Registered with the Public Company Accounting Oversight Board

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

TO THE BOARD OF DIRECTORS OF
SONGZAI INTERNATIONAL HOLDING GROUP, INC.

We hereby consent to the re-issue of our opinion on the audited financial statements of Songzai International Holding Group, Inc. and subsidiaries for the year ended December 31, 2006 for use in a Form 10-K that it expects to file with the SEC on or about April 10, 2008.

JIMMY C.H. CHEUNG & CO.
Certified Public Accountants

Hong Kong

Date: April 10, 2008

1607 Dominion Centre, 43 Queen's Road East, Wanchai, Hong Kong Telephone: (852) 25295500 Fax: (852) 28651067 Email : jimmycheung@jimmycheungco.com Website : http://www.jimmycheungco.com	Kreston International A global association of independent accountants and business advisors